FOR IMMEDIATE RELEASE Company Contacts:
Tom Brandt Senior Vice President and CFO TeleCommunication Systems, Inc. 410-280-1001 tbrandt@telecomsys.com	Scott Liolios Investor Relations Liolios Group 949-574-3860 scott@liolios.com

TELECOMMUNICATION SYSTEMS, INC.
REPORTS THIRD QUARTER 2004 RESULTS

Revenue $38 million, 35% increase over prior year

ANNAPOLIS, Md. – November 3, 2004 – TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS), a global leader in mission-critical wireless data technology, today announced results for the quarter ended September 30, 2004.

TCS reported total revenue for the quarter of $38.0 million vs. $28.2 million a year ago. The increase includes $11.4 million from the Enterprise segment acquired effective January 1, 2004, while revenue from the Wireless Carrier segment was marginally higher than the prior year’s third quarter and Government revenue was approximately $2 million less than last year’s third quarter. Third quarter 2004 revenue was also down $2.4 million or 6%, from the 2004 second quarter’s $40.4 million on lower Carrier revenue partially offset by higher Government revenue.

The net loss for the quarter ended September 30, 2004 was $3.2 million, or $(0.10) per basic share, versus net income of $0.5 million, or $0.02 per share basic and diluted, in the third quarter of 2003. Non-cash charges in Q3-04 were $3.2 million, including $0.3 million of debt financing amortization related to the private placement completed during the first quarter, vs. Q3-03’s non-cash charges of $2.4 million and $3.6 million in the second quarter of 2004.

The company’s third quarter 2004 Adjusted Operating Income/(Loss), which is a non-GAAP measure that excludes non-cash charges, was breakeven vs. $2.9 million or $0.10 per share (basic) in the third quarter of 2003, and $0.14 per share (basic and diluted) in the second quarter of 2004. Management believes that Adjusted Operating Income/(Loss), computed excluding non-cash charges, is a useful measure in assessing operating performance and generation of cash in addition to but not as a substitute for earnings measured in accordance with generally accepted accounting principles, because it is indicative of the availability of discretionary funds and the capacity to service debt. A reconciliation of Adjusted Operating Income/(Loss), excluding non-cash charges to GAAP net income/(loss) is set forth at the end of this press release.

As of September 30, 2004, we had unfulfilled orders, or backlog, of approximately $87 million, of which we expect to realize approximately $20 million in the balance of this year and $58 million in the next twelve months.

“This was a very significant quarter for TCS. Despite lower than expected profits, by acquiring Kivera™ we were able to improve our position as the premier provider of a complete location-based solution to the market. Together with the Enterprise segment, these components of the company that have been added in 2004 are expected to have a favorable impact in 2005 and beyond. We launched our new marketStream™ offering on Blackberry devices, and we strengthened our balance sheet by reaching agreements to add over $17 million in recorded shareholder equity through debt conversion and new capital. We have significantly enhanced our position as the market leader in mission critical wireless data” said Maurice Tosé, founder and CEO.

OPERATIONAL HIGHLIGHTS

Government Segment

•	We entered into an important multi-year support contract with the Defense Department’s National Capital Region Director of Information Management. This contract, expected to generate up to $20 million over a period through 2009, provides for information technology support at Army installations, and is an important step to building predictable revenue stream arrangements to complement the shorter duration contracts for our company’s Swiftlink® deployable communication technology.

•	We surpassed the 540 unit milestone in the customer-installed base of our Swiftlink systems.

Wireless Carrier Segment

•	We acquired valuable Geospatial Information Service technology and location service applications to complement our XYPOINT® Location Platform (XLP™) via our acquisition of Kivera, Inc. assets in September. This step was an attractive buy-vs-build opportunity for the company as we have now accelerated our ability to provide proprietary applications beyond our Enhanced 9-1-1 (E9-1-1) services that take advantage of the XLP’s capture of the latitude and longitude of a device from a network’s “intelligence”. We believe that this strategic step will propel rapid and higher margin sales to carriers and enterprise customers.

•	Our XLP technology was in various stages of deployment in three CDMA carriers during the quarter, one of which was through our Ericsson reseller agreement.

•	We signed a multi-year contract extension with Cricket Communications, Inc. for E9-1-1 service to 39 US. markets in 20 states. We were also the first to deploy Phase II E9-1-1 service to carriers in Puerto Rico.

•	Two new wireless patents have been awarded to the company bringing our portfolio to 28 issued U.S. and foreign patents and more than 80 patent applications pending.

Enterprise Segment

•	We have worked with the management of the new Velocita™ Wireless which will operate the Mobitex™ data network in the U.S. to be a premier partner in providing Blackberry service to enterprise customers. Progress was also made during the quarter toward entering into other new reseller arrangements for Blackberry mobile office device users.

•	Our marketStreamTM handheld device client application software has been launched for use on Research in Motion’s Blackberry™ handheld devices. The marketStream™ service provides global, real-time streaming access to equity security prices and volume, foreign exchange rates, futures, commodities and fixed income prices, as well as news and charts via any JavaTM-based Blackberry handheld and is compatible with mobile phones and PDAs including the Sony Ericsson P800 and P900 and wireless-enabled PocketPC™ devices.

•	We have deployed approximately 80% of our nationwide Corporate Express rollout of our 20/20D delivery assurance enterprise application, and we began the rollout of another national retailer for this product. We also successfully deployed the 20/20D product for a Canadian-based feature film distributor.

FINANCIAL DETAILS

Revenue and Gross Profit (revenue minus direct cost of revenue):

Total revenue was $38.0 million in the third quarter of 2004, down 6% from $40.4 million in the second quarter, and up 35% from $28.2 million in the third quarter of 2003. The addition of revenue from the acquired Enterprise segment added $11.4 million to year-over-year results and the Wireless Carrier increased $0.4 million while revenue from the Government segment was $2.1 million below prior year third quarter results.

The composition of third quarter revenue was:

($ millions)	Government	Wireless	Enterprise	Total

		Carrier

Service bureau and subscriber	$—	$9.40	$10.00	$19.40
Software systems	—	3.6	1.4	5
Network solutions	13.6	—	—	13.6

Total	$13.60	$3.00	$11.40	$38.00

The composition of second quarter 2004 revenue was as follows:

($ millions)	Government	Wireless	Enterprise	Total

		Carrier

Service bureau and subscriber	$—	$9.60	$10.50	$20.10
Software systems	—	8.2	0.8	9.1
Network solutions	11.3	—	—	11.3

Total	$11.30	$17.80	$11.30	$40.40

Total gross profit (revenue minus direct cost of revenue) was $13.2 million for the quarter, including $2.5 million contributed by the new Enterprise segment, up $1.4 million from third quarter 2003’s $11.8 million. The company’s overall gross margin was 35% in the most recent quarter, vs. 42% a year ago, due to the inclusion of the lower average margin on Enterprise business. Compared to second quarter 2004 gross profit of $17.5 million, the $4.3 million decrease reflects decreased high margin Wireless Carrier software license revenue.

Service bureau and subscriber revenue, substantially all of which is month-after-month charges to customers, was $19.4 million in the third quarter of 2004, down $0.7 million, or 4%, from Q2-04. Incremental deployments for E9-1-1 service were offset by declines in average pricing in the quarter, and our Blackberry™ business continued to transition to a market of multiple carrier alternatives, and in some cases, TCS now earns commissions on Blackberry placements in lieu of reseller margins. Our arrangements with Velocita Wireless, the newly announced spin-out from Cingular, represents a valuable opportunity for TCS to expand high-value subscriber service arrangements with enterprise users of the Mobitex™ network in the U.S.

The gross profit from our service bureau and subscriber business was relatively consistent at $7.4 million, or approximately 38% of revenue, in both the second and third quarters of 2004. Gross profit from monthly subscriber and service bureau arrangements was up about 60% from year-ago levels.

Software systems revenue was $5.0 million in the third quarter of 2004, down 44% from $9.1 million in the second quarter, but up 36% from third quarter 2003 revenue of $3.7 million. Software systems revenue was unusually high in Q2-04 as the result of a large sale of messaging license capacity. Software systems revenue was comprised of over $3.6 million from the Wireless Carrier segment, and almost $1.4 million from the Enterprise segment.

The gross profit from software systems was $1.5 million, or 30% of revenue, in the most recent quarter, down $4.4 million from $5.9 million, or 65% of revenue, reported last quarter. Revenue in the second quarter of this year was comprised of a higher proportion of higher-margin license revenue than was reported in the second quarter of 2004 and the third quarter of 2003.

Government network solutions revenue from systems integration and digital communications projects largely for U.S. federal government customers was $13.6 million in the third quarter, up $2.3 million or 20% from $11.3 million in the second quarter of 2004, but down $2.1 million from last year’s third quarter $15.7 million of Government revenue.

The gross profit from Government Network Solutions was $4.3 million, or 32% of revenue, for the third quarter, vs. $4.2 million, or 38% of revenue, last quarter and $5.2 million or 33% of revenue in the third quarter of last year. The fluctuation in margins reflects variations in the Government Network Solutions sales mix, and the lower than expected sales was driven by lower government fiscal year-end purchases and the transition of core satellite protocols affecting procurement patterns.

Operating Expenses:

Third quarter 2004 operating expenses (R&D, sales and marketing, and G&A) excluding non-cash charges were $13.0 million, up 3% from $12.6 million in the prior quarter, and up $4.1 million from the third quarter of 2003. The increase from prior year arises predominantly as a result of sales, marketing, R&D and G&A expenses associated with adding the Enterprise segment in 2004.

Research and development expenses for the quarter were $4.8 million, which compares to R&D investments of $4.6 million in the preceding quarter and $4.1 million in the third quarter of 2003.

Sales and marketing expenses totaled $3.1 million, down slightly from $3.3 million in the previous quarter, and up from $2.1 million in the prior year.

General and administrative expenses were $5.1 million in the third quarter of 2004, up from $4.8 million last quarter and from $2.7 million in the third quarter of 2003. The increase over prior year includes $1.5 million associated with the Enterprise segment, and corporate expenses associated with Sarbanes-Oxley Sec. 404 compliance.

Net loss for the third quarter 2004 was $3.2 million, or ($0.10) per basic and diluted share, compared to net income of $0.9 million, or $0.03 per basic share and $0.02 per diluted share, in the second quarter of 2004 and income of $0.5 million, or $0.02 per basic and diluted share in the third quarter of 2003. Basic per share figures were computed on the basis of 33.6 million, 32.6 million, and 29.8 million weighted average outstanding shares, respectively, in Q3-04, Q2-04, and Q3-03. Diluted weighted average shares outstanding were 36.6 million during the quarter ended June 30, 2004 and 32.7 million during the quarter ended September 30, 2003.

The company’s cash and cash equivalents balance was approximately $15 million at September 30, 2004 versus $16 million June 30, 2004. Operating earnings before non-cash charges were about breakeven for the quarter. The net use of cash during the quarter was primarily the result of a $3.8 million increase in working capital and the Kivera acquisition, net of the proceeds of an August equity offering. Approximately $5 million was available under the company’s bank line of credit at September 30, 2004.

CONFERENCE CALL

The company has scheduled a conference call for this evening, Wednesday, November 3, 2004 at 5:00 PM EST. The company’s Chairman, President and CEO, Maurice B. Tosé, and Tom Brandt, Senior Vice President and CFO, will discuss the third quarter 2004 results and other corporate information. A question and answer session will follow management’s presentation. To participate in the conference call, Investors can dial the appropriate number below shortly before the 5:00 PM start time and ask for the TeleCommunication Systems conference call hosted by Mr. Tosé. The teleconference dial-in numbers are as follows:

Domestic callers:	1-888-285-0969
International callers:	1-706-679-7848
Conference ID:	1524266

The conference call will be broadcast simultaneously on the company’s web site, http://www.telecomsys.com. Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. A replay of the call will be available on Wednesday, November 3, 2004 beginning at 8:00 PM EST and will be accessible until Wednesday, November 10, 2004 at 5:00 PM EST. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international listeners. The access number is 1524266.

ABOUT TELECOMMUNICATION SYSTEMS, INC.

TeleCommunication Systems, Inc. (TCS)(NASDAQ:TSYS) is a leading provider of mission critical wireless data solutions to carriers, enterprise and government customers. TCS’ wireless data offerings include location-based Enhanced 9-1-1 services, and messaging and location service infrastructure for wireless operators, real-time market data and alerts to financial institutions, mobile asset management and mobile office solutions for enterprises, and encrypted satellite communications to government customers. For more information visit www.telecomsys.com.

This press release discloses the Company’s adjusted net income/(loss) before non-cash charges (depreciation, amortization, and other non-cash expenses), which is a non-GAAP financial measure. As used herein, “GAAP” refers to generally accepted accounting principles in the United States. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that adjusted operating income/loss is an appropriate measure of evaluating its operating performance and liquidity because the measure is indicative of the Company’s availability of discretionary funds and its capacity to service its debt, and thereby provides additional useful information to investors regarding its financial condition and results of operations. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measure included in the Company’s press release has been reconciled to the nearest GAAP measure as is required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’ current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,’’ “intend,” “anticipate,’’ and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, (a) our statement about our expectations of realizing backlog of approximately $20 million in the balance of this year and $58 million in the next twelve months, (b) our expectations about the combination of the enterprise and Kivera assets making a significant financial impact on 2005 and beyond, (c) our expectations about the revenue stream through 2009 from our multi-year support contract with the Defense Department’s National Capital Region Director of Information Management and (d) the statement of our belief that the Kivera acquisition will propel rapid and higher margin sales to carriers and enterprise customers than would have been possible through alternative “partner” arrangements.

Our backlog at any given time may be affected by a number of factors, including contracts being renewed or new contracts being signed before existing contracts are completed, and some of our backlog could be cancelled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

The actual results realized by the Company could differ materially from the statements made herein, depending in particular upon the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company’s financial results and the ability of the Company to (i) reach and sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its sales and business offerings in the wireless data industry, (vi) develop software without any errors or defects, (vii) have sufficient capital resources to fund the company’s operations, (viii) protect its intellectual property rights, (ix) implement its sales and marketing strategy, and (x) successfully integrate the assets and personnel of acquired entities, such as the assets acquired from Aether Systems, Inc. and Kivera, Inc. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

	TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue
Service bureau and subscriber	$19,368	$8,832	$60,207	$24,697
Software systems	5,081	3,740	18,683	9,628
Network solutions	13,588	15,675	32,351	33,294

Total revenue	38,037	28,247	111,241	67,619
Operating costs and expenses
Direct cost of service bureau and subscriber revenue	11,959	4,138	37,944	12,105
Direct cost of software systems revenue	3,575	1,786	9,182	4,823
Direct cost of network solutions revenue	9,292	10,501	20,537	22,353
Research and development expense	4,798	4,109	14,399	12,688
Sales and marketing expense	3,080	2,068	9,593	6,674
General and administrative expense	5,121	2,725	14,374	8,335
Non-cash stock compensation expense	247	412	950	1,174
Depreciation and amortization of property and equipment	2,015	1,710	5,659	4,945
Amortization of acquired intangible assets	532	138	1,596	415
Amortization of software development costs	77	123	403	8,927

Subtotal non-cash operating expenses	2,871	2,383	8,608	15,461

Total operating costs and expenses	40,696	27,710	114,637	82,439

(Loss)/income from operations	(2,659)	537	(3,396)	(14,820)
Cash interest expense	(337)	(237)	(898)	(673)
Non-cash financing cost	(328)	(45)	(1,431)	(101)
Other income/(expense), net	79	251	(103)	660

Net (loss)/income	$(3,245)	$506	$(5,828)	$(14,934)

(Loss)/earnings per share-basic	$(0.10)	$0.02	$(0.18)	$(0.50)

(Loss)/earnings per share-diluted	$(0.10)	$0.02	$(0.18)	$(0.50)

Weighted average shares outstanding- basic	33,587	29,802	32,683	29,661

Weighted average shares outstanding- diluted	33,587	32,668	32,683	29,661

Management believes that Adjusted Operating Income/(Loss), excluding non-cash charges, in conjunction with the complete Statement of Operations, is helpful in assessing the operating performance of the

Company. It is calculated by adjusting GAAP net income/(loss) to exclude the effects of non-cash compensation expense, depreciation and amortization, amortization of acquired intangible assets, amortization of software development costs, and non-cash interest expense. A reconciliation to adjusted operating income/(loss) follows:
Net (loss)/earnings	$(3,245)	$506	$(5,828)	$(14,934)
Add back non-cash operating expenses	2,871	2,383	8,608	15,461
Add back non-cash financing cost	328	45	1,431	101

Total non-cash charges	3,199	2,428	10,039	15,562

Adjusted operating income/(loss)	$(46)	$2,934	$4,211	$628

Adjusted operating income/(loss) per share-basic	$(0.00)	$0.10	$0.13	$0.02

Adjusted operating income/(loss) per share-diluted	$(0.00)	$0.09	$0.13	$0.02

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)
	September 30,	December 31,
	2004	2003
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$14,985	$18,785
Accounts receivable, net	28,930	20,208
Unbilled receivables	13,621	8,862
Inventory	3,386	451
Other current assets	4,678	1,915

Total current assets	65,600	50,221
Property and equipment, net	16,917	11,449
Software development costs, net	2,985	518
Acquired intangible assets, net	6,411	-
Goodwill	15,563	—
Other assets	2,531	3,092

Total assets	$110,007	$65,280

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$19,694	$12,148
Deferred revenue	5,649	1,683
Current portion of capital leases and notes payable	14,160	7,852

Total current liabilities	39,503	21,683
Capital leases and notes payable, less current portion	5,409	6,746
Convertible subordinated debentures, net	9,196	-
Total stockholders' equity	55,899	36,851

Total liabilities and
stockholders' equity	$110,007	$65,280